Exhibit 23.1

Hadjipavlou Sofianos & Cambanis S.A. Assurance & Advisory Services 250 - 254 Kifissias Ave. GR - 15231 Halandri Athens, Greece Tel.: +30 (210) 6781.100 Fax: +30 (210) 6776.221-2 www.deloitte.gr

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-128501 of our reports dated March 2, 2007 relating to the consolidated financial statements of Quintana Maritime Limited and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Quintana Maritime Limited for the year ended December 31, 2006.

Deloitte.

Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

April 18, 2007

Hadjipavlou Sofianos & Cambanis S.A.

Assurance & Advisory Services

Co. Reg. No. 28953/01AT/B93/2052

Thessaloniki: Adrianoupoloes Str., GR - 551 33 Kalamaria,

Tel.: +30 (2310) 406.500. Fax: +30 (2310) 416.447

Member of Deloitte Touche Tohmatsu